Exhibit 99.1

Obalon Announces First Quarter 2017 Financial Results
SAN DIEGO, CA, May 10, 2017 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its financial results for the first quarter ended March 31, 2017.
The Company reported total revenues of $1.5 million for the first quarter of 2017, compared to $1.1 million for the first quarter of 2016. All revenues in the first quarter 2017 were realized from sale of the Obalon balloon system in the United States, compared to all revenues in the first quarter of 2016 which were from sales to our distributor in the Middle East. Net loss was reported at $7.7 million compared to a net loss of $3.6 million in the first quarter of 2016 and net loss per share for the quarter was $0.47 as compared to net loss per share of $6.22 in the first quarter of 2016.
Cost of goods sold was $0.8 million during the three months ended March 31, 2017, up from $0.6 million for the prior year period. Gross profit for the first quarter of 2017 was $0.6 million, resulting in a gross margin of 44%, compared to a gross profit of $0.4 million and gross margin of 42% for the first quarter of 2016.
Research and Development expense for the first quarter of 2017 totaled $2.4 million, down from $2.5 million in the first quarter of 2016, and Selling, General and Administrative expense increased to $5.9 million for the first quarter, compared to $1.4 million in the first quarter 2016.
Operating loss for the first quarter of 2017 was $7.7 million, compared to an operating loss of $3.4 million for the first quarter of 2016.
At March 31, 2017, cash, cash equivalents and short-term investments were $66.7 million and long-term debt was $10.0 million.
Call Information
A conference call to discuss first quarter 2017 financial results is scheduled for today, May 10, 2017, at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (844) 889-7791 (U.S.) or (661) 378-9934 (international) using passcode 10811814.  Media and individuals will be in a listen-only mode. Participants are asked to dial in a few minutes prior to the call to register for the event.  The conference call will also be webcast live at: http://edge.media-server.com/m/p/8wft6fu5. A replay of the call will be available through May 17, 11:30 AM EST by calling (855) 859-2056 (U.S.) or (404) 537-3406 (international), using passcode 10811814.  An archive of the webcast will be available for twelve months following the event on the Obalon Therapeutics, Inc. website located at http://investor.obalon.com in the “News & Events” section.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ: OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com
For Obalon Therapeutics, Inc.
Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com
Media:
Megan Driscoll
EvolveMKD
Office Phone: +1 646 517 4220
mdriscoll@evolvemkd.com

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Revenue:
Revenue	$1,472	$—
Revenue, related party	—	1,069
Total revenue	1,472	1,069
Cost of revenue	823	622
Gross profit	649	447
Operating expenses:
Research and development	2,400	2,512
Selling, general and administrative	5,940	1,379
Total operating expenses	8,340	3,891
Loss from operations	(7,691)	(3,444)
Interest expense, net	(54)	(147)
Gain from change in fair value of warrant liability	—	23
Other expense, net	—	(13)
Net loss	(7,745)	(3,581)
Other comprehensive loss	(18)	(2)
Net loss and comprehensive loss	$(7,763)	$(3,583)
Net loss per share, basic and diluted	$(0.47)	$(6.22)
Weighted-average common shares outstanding, basic and diluted	16,562,030	575,855

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,712	$72,975
Short-term investments	25,008	2,500
Accounts receivable	1,035	—
Accounts receivable, related party	—	515
Inventory	928	827
Other current assets	1,004	1,244
Total current assets	69,687	78,061
Property and equipment, net	903	717
Total assets	70,590	78,778
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$823	$595
Accrued compensation	1,555	2,497
Accrued clinical expenses	122	101
Deferred revenue	171	121
Other current liabilities	960	1,278
Total current liabilities	3,631	4,592
Long-term loan, excluding current portion	9,891	9,881
Total liabilities	13,522	14,473
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 16,773,302 and 16,773,205 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	17	17
Additional paid-in capital	141,424	140,898
Accumulated other comprehensive loss	(19)	(1)
Accumulated deficit	(84,354)	(76,609)
Total stockholders’ equity	57,068	64,305
Total liabilities and stockholders’ equity	$70,590	$78,778

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Operating activities:
Net loss	$(7,745)	$(3,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66	45
Stock-based compensation	463	50
Loss on disposal of fixed assets	—	13
Change in fair value of warrant liability	—	(23)
Amortization of investment premium, net	3	25
Amortization of debt discount	10	21
Change in operating assets and liabilities:
Accounts receivable	(1,035)	—
Accounts receivable from related party	515	(258)
Inventory	(101)	(191)
Other current assets	240	(14)
Accounts payable and accrued expenses	217	174
Accrued compensation	(942)	(1,000)
Accrued clinical expenses	21	(241)
Deferred revenue	50	—
Other current liabilities	(115)	(2)
Net cash used in operating activities	(8,353)	(4,982)
Investing activities:
Purchases of short-term investments	(25,029)	(2,008)
Maturities of short-term investments	2,500	5,800
Purchase of property and equipment	(381)	(45)
Net cash (used in) provided by investing activities	(22,910)	3,747
Financing activities:
Sale of common stock	—	2
Net cash provided by financing activities	—	2
Net decrease in cash and cash equivalents	(31,263)	(1,233)
Cash and cash equivalents at beginning of period	72,975	3,356
Cash and cash equivalents at end of period	$41,712	$2,123
Supplemental cash flow information:
Interest paid	$130	$132
Non-cash investing and financing activities:
Property and equipment in accounts payable	$129	$—